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                                   EXHIBIT 11

                        COMPUTATION OF INCOME PER COMMON
                          AND COMMON EQUIVALENT SHARE







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                                  EXHIBIT (11)

                       Elcor Corporation and Subsidiaries
          Computation of Income Per Common and Common Equivalent Share

(In thousands, except per share amounts)

1.       Three Months Ended March 31, 1997                       Three Months Ended
         and March 31, 1996                                       ---------------
                                                                  3-31-97 3-31-96
                                                                   ------  ------
         Net Income                                                $2,612  $2,321
                                                                   ======  ======

Shares:
  Weighted average common shares                                    8,801   8,764
    outstanding

Adjustments:
  (a)Assumed issuance of shares purchased
     under incentive stock option plan using
     the treasury stock method                                        107     111
                                                                   ------  ------

Total Common and Common Equivalent Shares                           8,908   8,875
                                                                   ======  ======

Income per Common and Common Equivalent Share                      $  .29  $  .26
                                                                   ======  ======

2.       Nine Months Ended March 31, 1997                        Nine Months Ended
         and March 31, 1996                                      -----------------
                                                                 3-31-97    3-31-96
                                                                 -------    ------
         Net Income                                              $8,689     $8,108
                                                                 ======     ======

Shares:

    Total Common and Common Equivalent Shares

    Three months ended 9/30/96 and 9/30/95                        8,793      8,843
    Three months ended 12/31/96 and 12/31/95                      8,843      8,838
    Three months ended 3/31/97 and 3/31/96                        8,908      8,875
                                                                  ------     ------
    Average nine months ended 3/31/97 and 3/31/96                 8,848      8,852
                                                                  ======     ======

Income per Common and Common Equivalent Share                    $  .98     $  .92
                                                                 ======     ======